Exhibit 99.1

bioAffinity Technologies Presents at Cleveland Clinic
Lung Cancer Symposium

SAN ANTONIO, Texas (April 25, 2023) – bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company focused on the need for noninvasive, accurate tests for the detection of early-stage cancer, will present at the Cleveland Clinic’s invitation-only Advances in Early Lung Cancer Detection annual symposium in Cleveland, Ohio, on April 27, 2023.

The presentation by Vivienne I. Rebel, MD, PhD, bioAffinity Technologies Executive Vice President and Chief Science and Medical Officer, will focus on advancements in CyPath® Lung, the Company’s noninvasive test for detection of early-stage lung cancer. CyPath® Lung uses flow cytometry and artificial intelligence to analyze the lung microenvironment to identify cell populations that accurately predict cancer in patients at high risk for lung cancer.

The fourth annual Advances in Early Lung Cancer Detection symposium brings together global leaders in the field of lung cancer, including physicians, advocates and industry, to accelerate the development and implementation of new technologies and methods to find lung cancer at the earliest stages when it is most treatable. This is bioAffinity Technologies’ fourth invitation to present before symposium attendees.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and diseases of the lung and targeted cancer treatment. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity and specificity for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Services. OncoSelect® Therapeutics, LLC, a subsidiary of bioAffinity Technologies, is advancing its discoveries shown in vitro to kill cancer cells without harm to normal cells. Research and optimization of the Company’s platform technologies are conducted in its laboratories at The University of Texas at San Antonio. For more information, visit www.bioaffinitytech.com and follow us on LinkedIn and Twitter.

About the Cleveland Clinic

The Cleveland Clinic is a nonprofit multispecialty academic medical center that integrates clinical and hospital care with research and education. Founded in 1921 to provide outstanding patient care based upon cooperation, compassion and innovation, the Cleveland Clinic has pioneered many medical breakthroughs and is consistently named one of the nation’s best hospitals.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the anticipated use of proceeds from the Company’s offering of common shares. Forward-looking statements can be identified by words such as “believes,” “expects,” “estimates,” “intends,” “may,” “plans,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contacts

bioAffinity Technologies

Julie Anne Overton

Director of Communications

jao@bioaffinitytech.com

LHA Investor Relations

Tirth T. Patel

tpatel@lhai.com

# # #